Exhibit 19.1

VINCE HOLDING CORP.

Insider Trading Policy

Background

The board of directors of Vince Holding Corp. (together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (the “Policy”) for members of our board of directors and our officers, associates and consultants, as well as their immediate family members (e.g., parents, siblings, spouses, children) and members of their household, with respect to the trading of the Company’s securities and the trading of the securities of publicly traded companies with whom we have a business relationship.

In the course of your employment or other business relationship with the Company, you may become aware of information about the Company that is not generally available to the public. Because of your relationship with the Company, you have certain responsibilities and obligations under the federal and state securities laws with respect to that information and the trading of securities. Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company, which information is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade in securities. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) investigate and are very effective at detecting insider trading. The SEC, together with the U.S. States Attorneys’ Officer pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by associates through foreign accounts, trading by family members and friends and trading involving only a small number of shares, with significant monetary and/or criminal consequences.

Whether information is obtained in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others, trading while aware of material nonpublic information is prohibited and violates the law. Your failure to maintain the confidentiality of material nonpublic information about the Company could damage the Company’s reputation and greatly harm the Company’s ability to conduct and grow its business. You could be dismissed for disclosing or trading on material, nonpublic information. In addition, as discussed below, you and the Company also could be exposed to significant civil penalties and criminal charges.

Please read this policy in its entirety and take the utmost care to comply with it at all times. This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the General Counsel.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this Policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

Scope of Policy

Persons Covered. As a member of the board of directors, officer, employee or consultant of the Company or its subsidiaries, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers or suppliers of the Company, or firms with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities (such as put and call options and convertible debentures or preferred stock) and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Company plans, including the following.

•
Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.
•
Direct Stock Purchase Plan. At any time the Company has a direct stock purchase plan, this Policy’s trading restrictions will not apply to purchases of Company stock in such plan resulting form your periodic payroll contributions to the plan under an election you made at the time of enrollment in the plan. The trading restrictions do apply, however, to your sales of Company stock purchased under the plan.
•
401(k) Plan. If the Company’s 401(k) plan permits the purchase of Company securities, then this

Policy’s trading restrictions will apply to any elections you may make under the 401(k) plan to (a) increase or decrease the percentage of your period contributions that will be allocated to the Company securities fund, (b) make an intra-plan transfer or an existing of an existing account balance into or out of the Company securities fund, (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company securities fund balance or (d) pre-pay a loan if the pre-payment will result in allocation of loan proceeds to the Company securities fund. This Policy’s trading restrictions will not apply to any purchases of Company securities in the 401(k) plan resulting from any periodic contribution of money to the plan pursuant to payroll deductions.

Statement of Policy

No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company.

No Tipping. You may not pass material nonpublic information on to others or recommend to anyone, including family members, the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading. No person covered by this policy shall make recommendations, or express opinions, about trading in the Company’s securities on the basis of material nonpublic information.

Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company, and the unauthorized disclosure of such information is prohibited. All unauthorized persons are prohibited from disclosing information about the Company on the Internet, in forums such as chat rooms, Twitter, Facebook, Yahoo message boards, etc., or on blogs where companies and their prospects are discussed, regardless of the situation.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this policy. Every director, officer, employee and consultant of the Company has the individual responsibility to comply with this Policy. From time to time, you may have to forego a proposed transaction in the Company’s securities even if you planned to make the transaction before leaning of the material nonpublic information and even though you believe that you may suffer from an economic loss.

Open Window, Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company’s board of directors has adopted an Addendum to Insider Trading Policy that applies to members of the board of directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), and certain designated employees and consultants of the Company and its subsidiaries who have access to material nonpublic information about the Company. The Company will notify you if you are subject to the Addendum.

The Addendum generally prohibits persons covered by it from trading in the Company’s securities at any time other than during the period beginning on the second full business day following the release of the Company’s earnings for the prior quarter and ending on the day which is fifteen days prior to the end of the third month of the quarter, as well as during certain event-specific blackouts. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.

Notwithstanding the foregoing, if you are subject to the Addendum, you must pre-clear all transactions in the Company’s securities with the General Counsel.

Definition of Material Nonpublic Information

Inside information has two important elements—materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information include:

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projections of future earnings or losses, other earnings guidance;
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earnings that are inconsistent with the consensus expectations of the investment community;
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a pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets;
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a change in management or a change in the health of management;
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major events regarding the Company’s securities, including the declaration of a dividend, stock buyback program or stock split or the public or private offering of additional securities;
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a tender offer by the Company for another company’s securities or by the Company or a third party for the Company’s securities;
•
severe financial liquidity problems;
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payout information related to the Company’s incentive plan;
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gain or loss of a major customer or other significant business relationship;
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actual or threatened major litigation or regulatory action, or the resolution of such litigation or regulatory action; and
•
new major contracts, orders, suppliers, customers or financing sources or the loss thereof.

Both positive and negative information can be material. It can be difficult to know whether information should be considered material. The determination of whether information is material is almost always made after the fact, with the benefit of hindsight and when the effect of that information on the market can be quantified. Although you may be aware of information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. As a result, trading in the Company’s securities when you are aware of nonpublic information about the Company can be risky. When doubt exists, the information should be presumed to be material and trading should be prohibited. If you are unsure whether information of which you are aware is material or nonpublic, you should consult with the General Counsel.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until at least the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.

Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale of securities that are owned with delayed delivery).

Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, related to the Company’s securities on an exchange or in any other organized market.

Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information and not in an “open window” may result in unlawful insider trading.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan without seeking pre-clearance from the General Counsel. An exception to this general prohibition may be granted where you clearly demonstrate the financial capacity to repay the loan without resort to any pledged securities. If you wish to obtain an exception, you must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction.

Post-Termination Transactions

If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material (usually when the Company files its next quarterly or annual report with the SEC).

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Please consult the Company’s Code of Conduct for more details regarding the Company’s policy on speaking with the media, financial analysts, investors and others.

Personal Responsibility

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause.

Before material nonpublic information relating to the Company or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who have a “need to know,” and should be confined to as small a group as possible. The utmost care and caution must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature.

In addition, to avoid improper conduct, or the appearance of impropriety, directors, officers and other covered persons are subject to additional restrictions and procedures that limit their ability to buy or sell the Company’s securities.

Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction you may obtain additional guidance from the General Counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Certification

All employees who certify their understanding of, and intent to comply with the Company’s Code of Conduct are deemed to certify their understanding of, and intent to comply with, this Policy as well.

This Policy supersedes any previous policy of the Company concerning insider trading.

VINCE HOLDING CORP.

Addendum to Insider Trading Policy

Pre-clearance, Open Window and Blackout Procedures and Section 16 Compliance

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the board of directors of Vince Holding Corp. (together with its subsidiaries, the “Company”) has adopted this Addendum to Insider Trading Policy (this “Addendum”). This Addendum applies to members of the board of directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Executive Officers”), and certain designated employees and consultants of the Company (“Covered Persons”) who have access to material nonpublic information about the Company, as well as any Family Members of any individual who falls into one of the categories set forth above. “Family Members” means children, stepchildren, parents, stepparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law and persons (other than tenants or employees) sharing a household.

The positions of the Covered Persons subject to this addendum are listed on the attached Schedule I. The Company may from time to time designate other positions that are subject to this addendum and will amend Schedule I from time to time as necessary to reflect such changes or the resignation or change of status of any individual.

This Addendum is in addition to and supplements the Company’s Insider Trading Policy.

Pre-clearance Procedures

All Covered Persons, including the Company’s Executive Officers and members of the board of directors (“Pre-clearance Members”), are covered by the following pre-clearance procedures.

Pre-clearance Members, together with their Family Members, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) at any time, including during an open window, without first obtaining pre-clearance of the transaction from the General Counsel of the Company. A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The General Counsel himself or herself may not trade in Company securities unless the General Counsel has approved the trade(s) in accordance with the procedures set forth in this addendum. If pre-clearance is denied, such denial must be kept confidential by the person requesting pre-clearance. Unless otherwise provided, pre-clearance of a transaction is valid for three business days. If the transaction is not executed within that time, the person requesting pre-clearance must request pre-clearance again.

Blackout Procedures

All Covered Persons, together with their Family Members, are subject to the following blackout procedures.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, regardless of whether or not you are aware of any material nonpublic information, you may not engage in any of the activities below with respect to the Company’s securities at any time other than during the period beginning the day after the second full trading day following the release of the Company’s earnings for the prior quarter and ending on the day which is fifteen days prior to the end of the third month of the quarter. For example, if the

Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.

Transactions Prohibited During Blackout Periods

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Open market purchase or sale of Company securities
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Purchase or sale of Company securities through a broker
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Exercise of stock options where all or a portion of the acquired stock is sold during the blackout period
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New cash investments in any Company dividend reinvestment plan

As noted below, subject to any restrictions that may apply if you are aware of any material nonpublic information, you may engage in the activities below with respect to the Company’s securities during blackout periods.

Transactions Allowed During Blackout Periods

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Exercise of stock options where no Company stock is sold in the market to fund the option exercise
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Regular and matching contributions to the Company stock fund in a benefit plan
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Regular reinvestment in any Company dividend reinvestment plan
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Gifts of Company stock, unless you have reason to believe the recipient intends to sell the shares during the current blackout period or while you are aware of material nonpublic information
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Transfers of Company stock to or from a trust
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Transactions that comply with SEC Rule 10b5-1 pre-arranged written plans (which are discussed below)

It should be noted that even outside of a blackout period, any person possessing material, nonpublic information concerning the Company should not engage in any transactions in the Company’s securities until 24 hours following the public disclosure of such information.

Although the Company may from time to time recommend that directors, officers, selected employees and others suspend trading outside of a blackout period because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities outside of a blackout period should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be prohibited while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. The General Counsel may designate additional blackout periods to cover these events.

From time to time, an event may occur that is material to the Company and is known by only a few individuals. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons designated by the General Counsel, may not trade in the Company’s securities as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company securities during an event-specific blackout, the General Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should refrain from trading in the Company’s securities and should not disclose the existence of the blackout to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Directors, Executive Officers and other Covered Persons may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Hardship Exceptions. A Covered Person who is subject to a blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances to be determined in the sole discretion of the Company, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the General Counsel and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the General Counsel concludes that the Company is not in possession of material nonpublic information, including with respect to unanticipated earnings results. Under no circumstance will a hardship exception be granted during an event- specific blackout period or to any Pre-Clearance Member.

Exception for Approved Rule 10b5-1 Plans

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

The Company requires that all Rule 10b5-1 plans be approved in writing in advance by the General Counsel. Rule 10b5-1 plans generally may not be adopted during a blackout period and may only be adopted before the person adopting the plan is aware of material nonpublic information.

Trades by Covered Persons in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. For further information about pre-arranged plans, please contact the General Counsel.

Beneficial Ownership Forms Required by the SEC

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the SEC’s rules thereunder require all of the executive officers, directors and greater than 10% stockholders of the Company to report their initial beneficial ownership of equity securities of the Company and any subsequent changes in that ownership.

A Form 3 must be filed within 10 days of becoming an Executive Officer or director of the Company. This report discloses the reporting person’s beneficial interest in Company securities and must be filed even if such person does not own any Company securities.

A Form 4 must be filed to report acquisitions and dispositions of Company securities, including, but not limited to, (a) any open market or private sale or purchase of Company securities, (b) any grant, exercise or conversion of Company restricted stock or derivative securities (e.g., stock options) and (c) any intra-plan transfers involving Company securities held under pension or retirement plans. A Form 4 must generally be filed within two business days of the date of execution of the transaction (not the settlement date or subsequent closing or delivery date). The SEC rules provide for a limited exception to the two business day filing requirement in the case of prearranged trading programs and any intra-plan transfers involving Company securities held under the Company’s pension or retirement plans, in each case for which the executive officer or director does not select the date of execution. In those cases, a Form 4 must be filed with the SEC within two business days following the date on which the executive officer or director is notified of the transaction. However, if the Executive Officer or director does not receive notification by the third business day following the actual trade date, then the third business day is deemed to be the date of execution. Consequently, it is important that Executive Officers and directors ensure that their brokers and the plan administrator notify them promptly of any transaction. A Form 4 must also be filed after a person ceases to be an Executive Officer or director of the Company if there is a non-exempt, “opposite-way” transaction within six months of such person’s last transaction while an executive officer or director (e.g., an open market sale within six months of a purchase).

A Form 5 must be filed within 45 days after the Company’s fiscal year-end by every person who was an executive officer or director at any time during the fiscal year to report (i) certain acquisitions of Company securities not otherwise required to be reported on a Form 4, (ii) certain miscellaneous transactions, such as gifts or inheritances not otherwise required to be reported on a Form 4 and (iii) any transaction during the last fiscal year that was required to be reported on a Form 3 or Form 4 but was not reported. The regulations provide that, at the discretion of the executive officer or director involved, transactions normally reported at fiscal year-end on a Form 5 may be reported earlier on a Form 4. If there are no reportable transactions, or if all reportable transactions have already been reported on a Form 3 or Form 4, a Form 5 is not required. The Company encourages the use of the Form 4 early reporting option to help prevent transactions from going unreported at fiscal year-end and to help eliminate the need to file a Form 5.

Section 16 reports must be filed electronically with the SEC via EDGAR and promptly posted to the Company’s website. Under SEC rules, the preparation and filing of Section 16 reports is the sole responsibility of the reporting person. However, the Company endeavors to assist executive officers and directors in preparing and filing these forms. The Company can only facilitate compliance by executive officers and directors to the extent they provide the Company with the information required. The Company does not assume any legal responsibility in this regard.

Under Section 16(b) of the Securities Exchange Act of 1934, as amended, any “profit” (broadly defined) realized by a reporting person on a “short-swing” transaction (i.e., a non-exempt purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on the Company’s behalf. Liability under Section 16(b) is imposed in a mechanical fashion without regard to intent. All that is necessary for a successful claim is to show that a reporting person realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible in some instances for the Company to recover profits under Section 16(b) even though the reporting person sustained a net loss on the transactions. For example, a purchase at $100, followed by a sale at $40, followed by a purchase at $20, results in a Section 16(b) gain of $20.

Note that the beneficial ownership reporting requirements do not apply to all senior personnel of the Company. These requirements, as well as the “short-swing” profit disgorgement provisions, apply only directors and “officers” of the Company. The term “officer” is specifically defined for Section 16 purposes, and includes, among others, all of the executive officers of the Company and the principal accounting office of the Company and may include officers of subsidiaries. Senior personnel with questions about their status for Section 16 reporting purposes should consult with the General Counsel.

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company securities. Therefore, you are prohibited from engaging in any hedging or monetization transactions involving Company securities.

Post-Termination Transactions

If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material (usually when the Company files its next quarterly or annual report). In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.

Company Assistance

Your compliance with this Addendum and the Company’s Insider Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about this Addendum, the Insider Trading Policy or their application to any proposed transaction, you may obtain additional guidance from the General Counsel.

Certification

All members of the board of directors, officers and other employees and consultants subject to the procedures set forth in this Addendum must annually certify their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this Addendum on the form attached to this Addendum. This Addendum supersedes any previous policy of the Company concerning insider trading restrictions.

LAST UPDATED: February 6, 2025

VINCE HOLDING CORP.

ADDENDUM TO INSIDER TRADING POLICY REGARDING PRECLEARANCE AND BLACKOUT PROCEDURES

ANNUAL CERTIFICATION

To Vince Holding Corp.

I _________________________, have received and read a copy of the Vince Holding Corp. Insider Trading Policy and the Addendum to Insider Trading Policy, each updated from time to time, regarding pre-clearance and blackout procedures. I hereby agree to comply with the specific requirements of the policy and the Addendum in all respects during my employment or other service relationship with Vince Holding Corp. I understand that my failure to comply in all respects with the policy and the Addendum is a basis for termination for cause of my employment or other service relationship with Vince Holding Corp.

___________________________

(Signature)

___________________________

(Date)

Schedule I

Covered Persons

1.
Members of the Board of Directors

2.
Section 16 Officers and all other Executive Vice Presidents, Senior Vice Presidents, Group President and Vice Presidents
3.
Employees in the Finance and Accounting Departments
4.
Employees in the Legal Department
5.
Administrative Assistants of Executive Officers and Covered Persons
6.
SEC reporting consultant and members of the disclosure committee